1

2 To Our Shareholders At Gemini, we are building the trusted bridge to the future of money. Our goal is to connect the world to the crypto frontier and help grow that frontier into the crypto mainland. We have pursued this mission with a simple belief that trust, product, security, and compliance are the cornerstones on which long-term value in crypto will be built. While Q3 2025 marked our first quarter as a publicly traded company, our journey is only beginning. The quarter represented a significant step forward as we scaled our ecosystem, expanded our reach, and advanced the mission that began more than a decade ago. Across the business, we achieved some of our strongest growth milestones in recent years. Trading volumes reached $16.4 billion, a multi-year quarterly high driven by expanding institutional activity and deeper engagement across the platform. The Gemini Credit Card delivered record performance, surpassing 100,000 open accounts and more than $350 million in quarterly transaction volume, more than doubling quarter over quarter. Together, these results were a reflection of our strongest quarter of user acquisition in over three years. The company built momentum for its next stage of growth this quarter by launching new Gemini Credit Card features and introducing the Gemini Wallet, a self-custody wallet designed for crypto users and developers alike. We also broadened our global footprint by launching in Australia and securing our MiCA (Markets in Crypto-Assets Regulation) license in Europe. Together with our previously obtained MiFID license, we offer staking, derivatives, and tokenized stocks to customers across the European Union under a regulated framework. We founded Gemini to make crypto simple, secure, and accessible for everyone. That purpose underpins the trust, engagement, and liquidity flywheel that fuels our business. Our work with regulators and focus on security build trust among institutional and retail customers alike. This foundation of battle-tested trust enables us to launch products like the Gemini Credit Card and continually enhance the experience on our core exchange, bringing more customers into our ecosystem. That engagement in turn drives liquidity, attracting institutional participants and strengthening the marketplace. Each turn of the flywheel reinforces the next: trust drives engagement, engagement builds liquidity, and liquidity strengthens trust. It is an integrated model that we believe compounds over time, expanding our reach, deepening relationships, and strengthening the resilience of our business. In Q3, we advanced our mission through five key areas that illustrate the strength of our flywheel: 1) Expanding our regulated global footprint 2) Scaling crypto adoption through everyday spending 3) Deepening trading activity and diversifying our revenue mix 4) Enabling secure onchain access 5) Enhancing capital efficiency and balance sheet strength

3 Each area is covered in more detail in the Business Highlights section below. As we look forward, the opportunity ahead is enormous. Financial markets are moving onchain, and crypto is reshaping the way we transact, store value, and interact with money itself. Gemini is purpose-built for this transition: regulated, trusted, and relentlessly focused on building a globally integrated super app that lets you interact with the future of money as it is built around us. We believe that Gemini is positioned to shape this future and ensure you are a part of it, while maintaining the trust and security standards that our customers have come to expect. We thank you for joining us on this journey. Go Where Dollars Won’t! Cameron and Tyler [1] MTUs is defined as any retail or institutional user who has engaged in any revenue-generating activity or whose account otherwise generated revenue for the Company in the trailing thirty days. MTUs presented for the end of a quarter represent the MTUs as of the last day of the respective quarter. [2] Card Sign-Ups is defined as the cumulative number of approved applications for the Gemini Credit Card in the relevant period. [3] Trading Volume is defined as the total U.S. dollar equivalent value of spot matched trades transacted between a buyer and seller through our platform during the period of measurement. [4] Assets on Platform represents the total value of assets held on our platform and includes digital assets in custody, staking, and exchange products, user custodial fiat, and GUSD reserve assets. [5] Total Open Card Accounts is defined as the cumulative number of credit cards that have been issued and remain open during the relevant period. [6] Card Transaction Volume is defined as the aggregate dollar amount of purchase transactions initiated through the Gemini Card during the reporting period, inclusive of domestic and international spend. Figures have been rounded for presentation purposes only. For additional financial information and a reconciliation between GAAP and non-GAAP results, please refer to the reconciliation of GAAP to Non-GAAP results tables in this shareholder letter and our Form 10-Q filed with the SEC on November 10, 2025.

4 Business Highlights A new day one at Gemini Q3 marked Gemini’s first quarter as a public company, and it was a period that demonstrated both the breadth of our platform and the resilience of our model. Throughout the quarter, we made several improvements to the business to further advance our mission. Key highlights in the quarter include: 1 Expanding our regulated global footprint We made significant progress in expanding Gemini’s global footprint in the quarter. We advanced licensing and registrations in key markets when we received our MiCA license from the Malta Financial Services Authority (MFSA), enabling us to offer staking, derivatives, and tokenized stocks to customers across the European Union under a regulated framework. Following the close of Q3, we launched in Australia after earlier obtaining our AUSTRAC registration in August 2025 and completed key payments integrations to streamline our onboarding flows in the region. In Singapore, we continue to engage with the

5 Monetary Authority of Singapore (“MAS”) to convert the in-principle approval through which we operate to a full MPI license. Together, we expect these milestones to vastly increase the number of customers we can reach in order to provide regulated, innovative crypto products worldwide and strengthen our ability to operate under clear, regulated frameworks. 2 Scaling crypto adoption through everyday spending The Gemini Credit Card has quickly become our most powerful engine for customer acquisition and daily engagement. In Q3, we released an XRP edition of the Gemini Credit Card, and in October 2025 we released a Solana edition, introducing auto-staking rewards across all cards and unlocking the power of each network’s community to drive growth. The launch of these new editions drove record sign-ups, pushing us over 100,000 open card accounts, adding 64 thousand new card sign-ups, and generating more than $350 million in card transaction volume (102% Q/Q). This momentum drove our strongest quarterly card revenue performance to date, with card revenue of $8.5 million in the quarter. The Gemini Credit Card continues to serve as a leading acquisition wedge in the U.S., bringing customers into our ecosystem with a differentiated, everyday product that deepens engagement and expands our revenue mix. We expect to continue to invest significant resources in maintaining our first-mover position in this category, with the launch of new products we expect to announce in the near future. 3 Deepening trading activity and diversifying our revenue mix Exchange momentum accelerated as participation broadened across customer segments, reflecting a healthier, more liquid marketplace. Spot volumes reached $16.4 billion (45% Q/Q), including $14.6 billion from institutional customers (49% Q/Q) and $1.8 billion from retail (20% Q/Q). Our OTC business expanded its client base and product range, contributing to greater market depth and scalability. At the same time, our revenue mix became more balanced and durable. Services revenue (credit card, custody, and staking) accounted for nearly 40% of total revenue in Q3, up from less than 30% a year prior. Custody and staking assets benefited from both price appreciation and new regional launches, with staking balances at quarter-end reaching $741 million. Together, we believe that these trends reduce our reliance on any single revenue stream and build a more stable earnings base.

6 4 Enabling secure onchain access We continued to expand our onchain capabilities and invest in our native staking infrastructure. In August 2025, we introduced the Gemini Wallet, a self-custody smart wallet designed for both crypto users and developers. The wallet allows customers to manage assets seamlessly across onchain applications while maintaining control and security, bridging the gap between embedded and portable onchain experiences. We also launched Solana staking from custody for institutions and our own in- house Solana validator, providing clients with a secure and compliant way to participate in network validation directly through Gemini. In parallel, we expanded multi-network support across both EVM chains and emerging Layer-1 networks, enabling broader access to stablecoins on our platform and wider access to onchain opportunities. Under our MiFID license in Europe, we rolled out tokenized stocks, offering E.U. customers a regulated path to gain exposure to traditional financial assets onchain in the E.U. Together, these initiatives strengthen Gemini’s role as a trusted bridge to the onchain economy, making it easier, safer, and more seamless for customers to engage with crypto in a single, integrated experience. 5 Enhancing capital efficiency and balance sheet strength Following our IPO, we paid down debt and improved capital efficiency through new funding structures, including establishing a $150 million credit facility to finance credit card receivables. These actions strengthened liquidity and we believe that they position Gemini for scalable, sustainable growth. As we move forward, we remain focused on maintaining balance sheet strength while retaining the flexibility to fund strategic initiatives that drive scale and growth. We also plan to continue to thoughtfully utilize share-based compensation as a tool to align employee incentives with the long-term success of Gemini. Together, these priorities reinforce our commitment to disciplined capital management and the alignment of our people and financial resources around sustainable value creation.

7 Looking ahead We believe that this quarter underscored that Gemini’s growth is not tied to one product, one geography, or one type of customer. The Gemini Credit Card is scaling into Gemini’s flagship product in the U.S., our regulatory footprint is widening internationally, and our product set is expanding around a single, integrated experience. We expect Gemini to continue to build a platform that can capture upside in a bull market while laying the groundwork for long-term resilience in any market environment. [1] Cardholders is defined as an open credit card account that have been issued and remain open, while non-card users are all other users on our exchange that do not have an open card account. Balances on platform looks at the average balances on platform per number of users in each cohort, with the cardholder cohort being an active card account whose first card transaction is at least three months before period end. Participation in more product lines measures the average number of products used in a thirty-day period for both cardholders and non-cardholders. ARPU looks at the average revenue per user for cardholders vs. non-cardholders as of June 30, 2025. [2] The percentage looks at the aggregate total number of US acquired transacting users in the quarter that first applied for the card (accepted or denied), before transacting on the exchange or card, versus the total number of US acquired transacting users that had either an exchange or card first transaction.  [3] The percentage looks at the total number of active card users at period end, defined as either transacting on the card or carrying a revolving balance in the prior thirty- day period, versus the total number of open card accounts at period end.

8 Financial Highlights Net revenue for Q3 was $49.8 million, up 52% quarter-over-quarter (Q/Q), underscoring strong execution and continued platform momentum. Transaction revenue rose to $26.3 million, up 26% Q/Q, driven by increased trading activity across both retail and institutional channels as market volumes improved. Services revenue increased to $19.9 million, up 111% Q/Q, reflecting continued diversification of Gemini’s business mix and growing contributions from credit card, staking, and custody products. Operating expenses totaled $171.4 million, up $72.7 million sequentially, primarily from IPO-related stock-based compensation and elevated marketing tied to card and exchange growth. Net loss was ($159.5) million, and Adjusted EBITDA was ($52.4) million. [1] Advisory fee revenue was an introduction of a new advisory agreement under which we receive a combination of cash fees and equity-linked warrants as compensation. These warrants vest based on the customer’s stock-price performance and are recognized as revenue over time as services are being provided. While this is a non-cash component, it reflects the value of the strategic advisory services we provide to our customers and contributed approximately $2.1 million to total revenue this quarter.

9 Transaction Revenue Spot volumes totaled $16.4 billion, up 45% Q/Q reflecting both increased user engagement and favorable market conditions. Retail volume reached $1.8 billion (20% Q/Q) and institutional volume increased to $14.6 billion (49% Q/Q), as participation broadened across both customer segments and liquidity improved on the exchange. For the quarter ended September 30, 2025, transaction revenue was $26.3 million, up 26% Q/Q. Transaction revenue represents the majority of Gemini’s net revenue and consists of transaction fees earned from retail and institutional customers. Fee levels are driven by transaction size, volume, and order type, with a convenience fee added to instant and recurring orders. Exchange revenue, Gemini’s largest component of transaction income, increased primarily as a result of increased trading volumes across both retail and institutional clients. This was partially offset by lower average fee rates on retail, as a greater share of trading occurred on lower-fee order types. Together, we believe that these results demonstrate the health of Gemini’s marketplace and the growing depth of liquidity across customer segments. We view our dual-channel strategy, serving both retail and institutional markets, as continuing to drive balanced growth and underscoring the scalability and resilience of our core trading platform. Services & Other Revenue For the quarter ended September 30, 2025, services revenue was $19.9 million, up 111% Q/Q. Services and other revenue consists of credit card revenue, staking revenue, custodial fee revenue, and interest revenue earned on custodial fiat and GUSD reserve balances. Credit card revenue was $8.5 million, an increase of $3.7 million Q/Q, reflecting continued momentum in cardholder adoption and spend. New Card Sign-Ups totaled 64 thousand in the quarter, compared to 17 thousand in Q2 and 8 thousand for all of 2024. This strong growth contributed to higher receivable balances of $150.6 million in Q3, up 61% Q/Q. The Gemini Credit Card continues to serve as a powerful on-ramp for new customers, deepening engagement across our ecosystem while driving recurring, transaction-based revenue. Staking revenue increased $3.2 million to $5.9 million, benefiting from our first full quarter of Solana staking. Growth was further supported by a net increase in staked assets and broader price appreciation across supported tokens. During the third quarter, we recognized $2.1 million in advisory fee revenue related to warrants received in connection with a one-time advisory arrangement. We believe that this reflects the value of our strategic support and marks our first instance of warrant-related income. Together, we believe that these trends highlight the expanding contribution of services to Gemini’s overall revenue mix. As adoption of the Gemini Credit Card accelerates and staking activity scales

10 globally, we expect services revenue to remain a key growth driver, deepening customer relationships and improving the stability of our earnings base over time. Expenses Total operating expenses for the quarter were $171.4 million, up $72.7 million from the prior quarter, driven by IPO-related stock-based compensation, higher customer rewards and marketing investments, and one-time expenses related to the IPO. Compensation and headcount expenses totaled $82.5 million, rising $45.7 million sequentially. The increase was primarily attributable to $45.8 million in stock-based compensation associated with IPO-related equity awards, which included a $15.1 million bonus accrual recognized in connection with those grants. Compensation and headcount expenses otherwise tracked an increase in headcount to 677 employees at quarter- end. Sales and marketing expenses were $32.9 million, up $16.8 million from the prior quarter, reflecting our deliberate investments to sustain the momentum we saw leading into our IPO, particularly following the successful launch of our Bitcoin-branded Gemini Credit Card. The increase was driven by a $11.1 million rise in marketing spend supporting brand awareness and customer acquisition, as well as a $5.7 million increase in rewards and promotions, primarily due to higher credit card activity driving increases in credit card rewards and promotions. We believe that these investments have directly contributed to higher user engagement and are expected to drive durable revenue growth in future periods. Despite the higher marketing investment, customer acquisition costs remained within our target levels. Since the beginning of the year, we believe that we have demonstrated that we can sustain efficient acquisition while increasing spend, with CAC performance holding steady across both the Gemini Credit Card and Exchange products. Transaction-related costs also increased, reflecting higher platform activity. Transaction processing expenses rose to $8.6 million, largely due to higher staking balances that drove increased customer yield payments, and to a lesser extent, transaction costs associated with customer acquisition. Transaction losses totaled $7.7 million, up $4.1 million from the prior quarter, driven by the continued scaling of the business and increases in the provision for credit losses on our card portfolio. Card

11 provision for credit losses rose by $1.5 million to $2.8 million, consistent with the continued growth in active card usage. Technology and infrastructure expenses were $20.3 million, an increase of $2.5 million sequentially, primarily reflecting higher software-licensing costs and ongoing investments to enhance platform security and scalability. General and administrative expenses were $19.3 million, generally flat compared to the prior quarter, though it included several non-recurring items related to the IPO and public company readiness. Overall, we believe the increase in operating expenses this quarter primarily reflected higher marketing and customer reward investments, and elevated stock-based compensation costs associated with our transition to life as a public company. Our expense trends otherwise remained consistent with our investment in growth and platform scale. Debt and Liquidity A number of transactions disclosed in our IPO offering materials and filed with the SEC occurred during the quarter, including an increase in third-party corporate debt of $74.9 million, from the establishment of a debt facility. To facilitate this transaction, Gemini entered into a related-party loan, borrowing 1,275 BTC. Of this amount, approximately 1,078 BTC was pledged as collateral, with the remaining balance held in reserve to meet potential margin calls in the event of price declines. The collateral associated with this related-party loan totaled $145.4 million at quarter-end. In addition, other related-party crypto loans increased by approximately $12.9 million, reflecting price appreciation in the value of the underlying assets—primarily Bitcoin and Ethereum—partially offset by the repayment of 133 BTC and 13,070 ETH during the quarter. At quarter-end, Gemini held 5,824 BTC and 26,629 ETH that were received through related party loan arrangements. On October 9, 2025 Gemini fully extinguished the related party crypto loans that provided collateral, totaling 898 BTC and 26,629 ETH, worth approximately $228.2 million at the time, related to a scheduled repayment of $116.5 million of third party debt, expected to be completed in the fourth quarter of this year. Separately, Gemini executed a warehouse financing facility with a strategic partner during the quarter to support the continued growth of the Gemini Credit Card portfolio. At quarter-end, we pledged $67.9 million of credit card receivables into the facility, with $48.9 million of debt outstanding. On October 1, 2025 borrowings increased to $59.3 million, reflecting the timing of funding settlements. The credit card warehouse facility represents an important milestone in building a capital-efficient, scalable credit card business. By funding receivables through a secured warehouse structure rather than relying on balance sheet cash, we believe that Gemini can expand its credit card program more cost-effectively and with greater balance sheet flexibility. This structure mirrors established practices in traditional consumer finance, enabling us to scale lending responsibly while maintaining strong liquidity and risk management discipline.

Financial Outlook – Full 2025 Year Guidance

Key Metric	Period	Outlook
Monthly Transacting Users	Medium Term	20-25% CAGR
Services & Interest Revenue	FY 2025	$60-$70 million
Technology + G&A	FY 2025	$140-$155 million
Marketing ex Rewards and Promotions	FY 2025	$45 - $60 million

Monthly Transacting Users

We expect steady growth in Monthly Transacting Users, with a medium-term outlook for 20–25% compound annual growth. We anticipate growth will be driven by continued engagement from existing customers and expansion of our retail base through the Gemini Credit Card, which introduces new users to the platform and provides a natural pathway into trading and onchain activity. Our focus remains on deepening customer relationships and increasing multi-product engagement over time.

Services and Interest Revenue

We expect Services and Interest Revenue to total $60–$70 million in FY 2025, driven primarily by growth in the Gemini Credit Card and continued strength in staking. The credit card remains a key engine of customer acquisition and engagement, supported by rising active accounts, higher spend per user, and expanding reward options. Staking activity continues to generate consistent yield-based revenue, reflecting healthy participation across major protocols. Alongside steady contributions from custody and interest income, these businesses are creating more diversified and recurring revenue streams that strengthen the resilience of Gemini's overall model.

Technology and General & Administrative Expenses

We expect Technology and General & Administrative expenses to total $140–$155 million in FY 2025. This range reflects continued investment in platform innovation, infrastructure scalability, and compliance capabilities, partially offset by ongoing efficiency gains. We remain focused on disciplined expense management while supporting the systems and talent required to scale Gemini's global platform.

12

13 Marketing Expenses (excluding rewards and promotions) We expect FY 2025 marketing expenses to total $45–$60 million. We anticipate these expenses will be dedicated to brand awareness and customer acquisition. The range reflects our adaptive approach to marketing, with spending levels adjusted according to the quality and timing of performance opportunities. We expect investments to focus on sustained brand awareness, customer education, and cross-product engagement. As the Gemini Credit Card scales, we expect improved marketing efficiency and an increasing share of organic acquisition through product-led growth.

14 Conference Call Management will host a conference call today at 5:00 pm ET. The event will be webcast live via our investor relations website https://investors.gemini.com/ or via this link. Parties interested in joining via teleconference can register using this link. After registering, you will be provided dial in details and a unique dial-in PIN. Registration is open through the live call, but to ensure you are connected for the full call, we suggest registering in advance. Following the call, a replay and transcript will also be available at https://investors.gemini.com/ Upcoming Investment Conferences Cameron Winklevoss, President, Tyler Winklevoss, Chief Executive Officer, Marshall Beard, Chief Operating Officer and Dan Chen, Chief Financial Officer, will attend the Cantor Crypto & AI/Energy Infrastructure Conference on November 11 and 12. Marshall Beard will speak on a panel focused on crypto exchanges on Wednesday, November 12, at 9:00 am E.T. Forward-Looking Statements This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the third quarter ending September 30, 2025; anticipated future expenses and investments; expectations relating to certain of our key financial and operating metrics; our business strategy and plans; expectations relating to legal and regulatory proceedings; expectations relating to our industry, the regulatory environment, market conditions, trends and growth; expectations relating to customer behaviors and preferences; our market position; potential market opportunities; and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among others: our ability to successfully execute our business and growth strategy and generate future profitability; market acceptance of our products and services; our ability to further penetrate our existing customer base and expand our customer base; our ability to develop new products and services; our ability to expand internationally; failure to obtain applicable regulatory approvals the success of any acquisitions or investments that we make; the effects of increased competition in our markets; our ability to stay in compliance with applicable laws and regulations; stock price fluctuations; market conditions across the cryptoeconomy, including crypto asset price volatility; and general market, political, and economic conditions, including interest rate fluctuations, inflation, tariffs, instability in the global banking system, economic downturns, and other global events, including regional wars and conflicts and government shutdowns. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from

15 those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included, in our filings we make with the Securities and Exchange Commission from time to time, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements. Non-GAAP Financial Measures Management believes that Adjusted EBITDA, which is a measure not presented in accordance with GAAP, provides investors with additional useful information in evaluating our performance. We use this non-GAAP measure internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of this non-GAAP measure provides investors with greater transparency with respect to our operating results and that this measure is useful for period-to-period comparisons of results. Management also believes that providing this non-GAAP measure helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters. We define Adjusted EBITDA as net income (loss), adjusted to exclude provision for (benefit from) income taxes, interest expense, depreciation and amortization, stock-based compensation expense, impairment, non- recurring legal contingencies, settlement and related costs, change in fair value on related party convertible notes, change in fair value on related party loans, and unrealized foreign exchange loss (gain). Among other non-cash and non-recurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other non-GAAP measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as a tool for comparison. A reconciliation of Adjusted EBITDA is provided below to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.

Gemini Space Station, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	September 30, 2025	December 31, 2024
Assets		
Current assets:		
Cash and cash equivalents	$ 487,462	$ 42,847
Restricted cash and cash equivalents	87,731	28,383
Customer custodial funds	532,804	575,628
Crypto assets held	674,963	470,101
Receivable, crypto assets pledged	180,179	168,300
Accounts receivable, net[1]	84,215	65,368
Credit card receivables pledged	67,918	—
Prepaid expenses and other current assets	26,881	37,134
Total current assets	2,142,153	1,387,761
Software, property and equipment, net	14,818	17,152
Intangible assets, net	145,365	162,143
Other non-current assets	35,874	26,872
Total assets	$ 2,338,210	$ 1,593,928
Liabilities, Convertible Units, and Members' Deficit		
Current liabilities:		
Custodial funds due to customers	$ 532,676	$ 574,080
Accounts payable	5,352	17,568
Accrued expenses[2]	67,579	38,907
Third party loans	192,507	117,612
Related party loans	777,279	562,162
Funding debt	49,204	—
Other current liabilities	40,101	38,448
Total current liabilities	1,664,698	1,348,777
Non-current liabilities:		
Lease liabilities	19,950	20,153
Related party convertible notes	—	248,783
Related party loans	—	237,209
Total non-current liabilities	19,950	506,145
Total liabilities	1,684,648	1,854,922
Commitments and contingencies (Note 22)		
Convertible preferred units: 30,955 Series A Units authorized, issued and outstanding with an aggregate liquidation preference of $223,022 as of December 31, 2024; 8,910 Series B Units authorized as of December 31, 2024; 8,887 Series B Units issued and outstanding as of December 31, 2024; and the Series B Units had an aggregate liquidation preference of $423,903 as of December 31, 2024. No shares authorized, issued, and outstanding as of September 30, 2025.	—	534,368
Stockholders' equity		
Common Units: 54,201 Common Units authorized as of December 31, 2024; 50,761 Common Units issued and outstanding as of December 31, 2024. No shares authorized, issued, and outstanding as of September 30, 2025.	—	—
Class A common stock, par value $0.001 per share; No shares authorized, issued and outstanding as of December 31, 2024; 1,000,000 shares authorized, 42,519 shares issued and outstanding as of September 30, 2025	43	—
Class B common stock, par value $0.001 per share; No shares authorized, issued and outstanding as of December 31, 2024; 100,000 shares authorized, and 75,127 shares issued and outstanding as of September 30, 2025	75	—

16

Preferred stock, par value $0.001 per share; No shares authorized, issued and outstanding as of December 31, 2024; 20,000 shares authorized, no shares issued and outstanding as of September 30, 2025 — — Treasury stock at cost; 0 and 23 shares as of December 31, 2024 and September 30, 2025, respectively (568) — Additional paid-in capital 2,549,067 662,091 Accumulated other comprehensive income 7,375 2,987 Accumulated deficit (1,902,430) (1,460,440) Total stockholders’ equity (deficit) 653,562 (795,362) Total liabilities, convertible units, and stockholders’ equity $ 2,338,210 $ 1,593,928 __________________ (1) Includes related party amounts of $0.2 million in Accounts receivable, net as of both September 30, 2025 and December 31, 2024, as outlined in Note 21. Related Party Transactions. (2) Includes related party amounts of $0 and $0.1 million in Accrued expenses as of September 30, 2025 and December 31, 2024, respectively, as outlined in Note 21. Related Party Transactions. Gemini Space Station, Inc. Condensed Consolidated Balance Sheets (in thousands, except par value) (unaudited) 17

Gemini Space Station, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2025	2024	2025	2024
Revenue:				
Net revenue(1)	$ 49,775	$ 24,356	$ 117,689	$ 97,880
Other revenue	843	186	1,540	985
Total revenue	50,618	24,542	119,229	98,865
Operating expenses:				
Salaries and compensation	82,523	34,175	153,624	101,657
Technology(2)	20,317	15,579	54,790	47,460
General and administrative(3)	19,335	13,822	52,582	44,782
Transaction losses	7,693	4,727	15,376	16,604
Sales and marketing	32,926	4,259	58,084	11,259
Transaction processing	8,617	4,262	19,028	14,188
Total operating expenses	171,411	76,824	353,484	235,950
Operating loss	(120,793)	(52,282)	(234,255)	(137,085)
Other income (expense):				
Realized and unrealized gain (loss) on crypto assets and receivable, crypto assets pledged	106,809	(19,844)	144,664	233,950
Realized and unrealized gain (loss) on related party crypto loans	(83,096)	4,989	(145,144)	(216,747)
Change in fair value on related party convertible notes	(8,178)	(9,775)	(25,789)	(23,296)
Change in fair value on related party loans	(24,989)	—	(119,309)	—
Interest expense on related party loans	(17,847)	(11,235)	(48,090)	(29,662)
Interest expense on third party loans	(4,655)	(2,994)	(11,148)	(9,001)
Interest expense on funding debt	(314)	—	(314)	—
Other income (expense), net	(7,637)	(58)	(8,727)	53,221
Total other income (expense), net	(39,907)	(38,917)	(213,857)	8,465
Net loss before income taxes	(160,700)	(91,199)	(448,112)	(128,620)
Income tax benefit (provision)	1,186	1,019	6,122	(2,932)
Net loss	$ (159,514)	$ (90,180)	$ (441,990)	$ (131,552)
Net loss per share attributable to common stockholders				
Basic	$ (6.67)	$ (18.33)	$ (39.02)	$ (26.75)
Diluted	$ (6.67)	$ (18.33)	$ (39.02)	$ (26.75)
Weighted average shares outstanding - basic and diluted:	23,931	4,920	11,327	4,918
Net loss	$ (159,514)	$ (90,180)	$ (441,990)	$ (131,552)
Other comprehensive income (loss):				
Foreign currency translation, net of tax	(792)	3,895	1,117	1,163
Change in fair value attributable to instrument-specific credit risk	—	(1,067)	3,271	2,261
Total other comprehensive income (loss)	(792)	2,828	4,388	3,424
Comprehensive loss	$ (160,306)	$ (87,352)	$ (437,602)	$ (128,128)

(1) Net revenue includes related party amounts of $0.7 million and $1.9 million for the three and nine months ended September 30, 2025, respectively and $0.4 million and $1.6 million for the three and nine months ended September 30, 2024, respectively, as outlined in Note 21. Related Party Transactions.

(2) Technology expenses includes related party amounts of $0.5 million and $0.7 million for the three and nine months ended September 30, 2025, respectively, and $0.1 million and $0.7 million for the three and nine months ended September 30, 2024, respectively, as outlined in Note 21. Related Party Transactions.

(3) General and administrative expenses includes related party amounts of $0.6 million and $0.8 million for the three and nine months ended September 30, 2025, respectively, and $0 for the three and nine months ended September 30, 2024, as outlined in Note 21. Related Party Transactions.

18

Nine Months Ended September 30, 2025 2024 Cash flows from operating activities Net loss $ (441,990) $ (131,552) Adjustments to reconcile net loss to net cash used in operating activities Depreciation and amortization 23,189 24,656 Change in fair value on related party convertible notes 25,789 23,296 Change in fair value on related party loans 119,309 — Realized and unrealized gain on crypto assets and receivable, crypto assets pledged (144,664) (233,950) Realized and unrealized loss on related party crypto loans 145,144 216,747 Provision for transaction losses 15,376 16,604 Stock-based compensation 48,959 4,483 Crypto assets received as revenue (23,680) (14,473) Crypto asset payments for expenses 33,629 94,447 Warrants received as revenue (2,098) — Non-cash lease expense 3,105 3,214 Other operating activities, net (1,171) 5,914 Changes in operating assets and liabilities: Purchase of crypto assets (143,037) (41,698) Disposal of crypto assets 212,360 60,577 Accounts receivable (11,603) (15,882) Other assets 137,210 67,766 Accounts payable and accrued expenses 12,498 (145,112) Payables due to related parties 29,540 27,024 Payables due to third parties 5,913 7,970 Payables due for funding debt 314 — Lease liabilities (4,359) (3,999) Other liabilities (119,932) (70,385) Net cash used in operating activities (80,199) (104,353) Cash flows from investing activities Proceeds from disposal of crypto assets 93,809 131,662 Purchases of credit card receivables (646,827) (321,946) Proceeds from repayments of credit card receivables 561,829 273,727 Capitalization of internally developed software costs (3,501) (3,089) Purchase of software, property and equipment (1,507) (445) Purchase of equity investments (59) (350) Net cash provided by investing activities 3,744 79,559 Cash flows from financing activities Proceeds from issuance of common stock in connection with initial public offering, net of underwriting discounts and commissions and offering costs 397,306 — Proceeds from issuance of common stock in connection with concurrent private placement with Nasdaq 50,000 — Custodial funds due to customers, net of redemptions (40,455) 60,365 Proceeds from related party convertible notes — 24,568 Proceeds from related party loans 15,100 — Proceeds from third party loan, net of discount 74,250 — Proceeds from funding debt 99,040 — Repayment of funding debt (50,150) — Payment of withholding taxes on settlement of restricted stock units (6,929) — Payment for tax withholdings related to net share settlements of equity awards (568) — Net cash provided by financing activities 537,594 84,933 Net increase in cash, cash equivalents, restricted cash and cash equivalents 461,139 60,139 Cash, cash equivalents, restricted cash and cash equivalents, beginning of period 646,858 446,830 Cash, cash equivalents, restricted cash and cash equivalents, end of period $ 1,107,997 $ 506,969 Gemini Space Station, Inc. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited) 19

Nine Months Ended September 30, 2025 2024 Cash, cash equivalents, restricted cash and cash equivalents consisted of the following: Cash and cash equivalents $ 487,462 $ 38,613 Restricted cash and cash equivalents 87,731 21,320 Customer custodial funds 532,804 447,036 Total cash, cash equivalents, restricted cash and cash equivalents $ 1,107,997 $ 506,969 Supplemental disclosure of cash flow information Cash paid during the period for interest $ 23,635 $ 4,378 Cash paid during the period for income taxes 531 361 Supplemental schedule of non-cash investing and financing activities Conversion of related party loans and related party convertible notes to common stock in connection with initial public offering $ 804,297 $ — Conversion of convertible preferred units to common stock in connection with initial public offering 534,368 — Related party loans received in crypto assets 418,458 157,988 Conversion of related party loans into related party convertible notes 246,245 — Repayments of related party loans denominated in crypto assets 151,378 185,985 Credit card receivables posted as collateral for funding debt 67,918 — Crypto assets posted (returned) as collateral for third party loans, net 46,096 58,035 Crypto assets received as collateral for derivatives 6,007 4,916 Repayment of third party loan interest denominated in crypto 5,417 8,024 Deferred offering costs not yet paid 6,141 — Change in fair value attributable to instrument-specific credit risk 3,271 2,261 Related party convertible notes received in crypto assets — 45,329 Gemini Space Station, Inc. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited) 20

21 Reconciliations of Non-GAAP Financial Measures